Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2016 THIRD QUARTER RESULTS

Third Quarter Diluted EPS Up 13.0% to $0.52 from $0.46

New York, New York, November 8, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2016.

Third Quarter 2016 Compared to Third Quarter 2015:

•	Net sales were $157.6 million, up 13.4% from $138.9 million; at comparable foreign currency exchange rates, net sales increased 14.8%;
•	Sales by European based operations rose 12.0% to $123.4 million from $110.1 million; at comparable foreign currency exchange rates, net sales increased 13.7%;
•	U.S. based operations generated net sales of $34.2 million, up 19.0% from $28.8 million;
•	Gross margin was 60.2% of net sales compared to 61.8%;
•	S,G&A expense as a percentage of net sales was 39.7% compared to 41.9%;
•	Operating income rose 16.9% to $32.3 million from $27.6 million;
•	Net income attributable to Inter Parfums, Inc. rose 14.2% to $16.2 million compared to $14.2 million; and
•	Net income attributable to Inter Parfums, Inc. per diluted share rose 13.0% to $0.52 from $0.46.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “We achieved good growth from both our European and U.S. operations during the third quarter. For our European operations, sales of our first Coach scent for women exceeded expectations, generating $13.8 million in incremental sales. Montblanc, our largest brand, performed exceptionally well, generating sales of $32.9 million, an 11% increase compared with last year’s third quarter with most of the credit going to the enduring popularity of the Legend fragrance family. Rochas fragrance sales more than doubled to $7.0 million from last year’s third quarter thanks to the loyal following of the brand’s two legacy fragrances, Eau de Rochas and Rochas Man in Spain and France. Our Van Cleef & Arpels Collection Extraordinaire also contributed to our top line growth as did the Lanvin’s Modern Princess line, which was in limited distribution in France during the third quarter. As previously reported, the 2015 launch of Illicit for our second largest brand, Jimmy Choo, made for a difficult comparison with brand sales in the current third quarter. However, year-to-date, brand sales are running about equal to those of the same period of last year.”

Mr. Madar pointed out, “Both new and established brands contributed to the 19% sales increase by our U.S. based operations. The new Abercrombie & Fitch men’s scent, First Instinct, and the Hollister fragrance duo, Wave, have been a great success so far, and with broader geographic distribution and brand extensions, we look forward to building these brands into important fragrance franchises. As previously reported, Dunhill has been a consistent growth driver, due in great part to the strength of the brand’s expanding Icon fragrance family.”

Mr. Madar closed by saying, “Year-to-date, our three largest markets Western Europe, North America and Asia, have performed quite nicely, achieving sales gains of 25.7%, 18.3% and 6.1%, respectively, compared to the same period one year earlier. However, we continued to feel the effect of negative market conditions in Eastern Europe, the Middle East and China.”

Inter Parfums, Inc. News Release November 8, 2016	Page 2

Discussing profitability factors, Russell Greenberg, Executive Vice President and CFO, stated, “The gross margin for European operations was 64% compared with 65% in last year’s third quarter, and for U.S. operations, the gross margin was 47% as compared to 50% in the third quarter of 2015. For both European and U.S. operations, the decline in third quarter gross profit margin reflects a higher concentration in sales of lower margin holiday giftsets. Year-to-date, the blended gross profit margin of 62% is comparable with 61% through the first nine months of 2015. Selling, general and administrative expenses increased 7% compared to last year’s third quarter and represented 40% of net sales, as compared to 42% in the same period of 2015. For European operations, third quarter selling, general and administrative expenses increased 7%, and represented 41% of net sales, as compared to 43% for the corresponding period one year ago. For U.S. operations, selling, general and administrative expenses were 34% for the current third quarter as compared to 38% for the third quarter of last year. Although for both European and U.S. operations, promotional spending as a percentage of sales was down slightly for the current third quarter, year-to-date, promotional spending is running just over 20% ahead of the same period of 2015.”

He continued, “Our effective income tax rate was 33% for both the current and prior year’s third quarter, and excluding the previously reported pending settlement with the French Tax Authorities, we expect our effective tax rate to be approximately 35% for the full year ending December 31, 2016.”

Mr. Greenberg pointed out, “We ended the third quarter with working capital of $351 million, including approximately $214 million in cash, cash equivalents and short-term investments, and our long-term debt, including current maturities, aggregated $84.7 million at the close of the third quarter. Based upon our strong financial position as well as expectations for continuing top line growth and bottom line performance, our Board of Directors authorized a 13% increase in the annual dividend to $0.68 per share, which we reported last month.”

Guidance

In closing, Mr. Greenberg noted, “Based upon our expectations for the remainder of the year, we expect that our 2016 net sales will be at the high end of our guidance range of $500 million to $510 million. As a result, net income attributable to Inter Parfums, Inc. should also be closer to the top of our guidance range of $1.05 to $1.10 per diluted share excluding the impact of the previously reported tax settlement, and $1.01 and $1.06 per diluted inclusive of the tax settlement. As always, our guidance assumes the dollar remains at current levels. We plan to report our initial 2017 sales and earnings guidance on November 14, 2016.”

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 12:00 noon ET, on Wednesday, November 9, 2016. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Inter Parfums, Inc. News Release November 8, 2016	Page 3

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release November 8, 2016	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$157,622	$138,944	$386,301	$350,214

Cost of sales	62,790	53,118	145,723	136,453

Gross margin	94,832	85,826	240,578	213,761

Selling, general and administrative expenses	62,529	58,188	179,285	156,815

Income from operations	32,303	27,638	61,293	56,946

Other expenses (income):
Interest expense	515	1,041	2,181	1,811
(Gain) loss on foreign currency	334	(336)	388	1,751
Interest income	(765)	(857)	(2,722)	(2,829)

	84	(152)	(153)	733

Income before income taxes	32,219	27,790	61,446	56,213

Income taxes	10,740	9,156	22,790	18,754

Net income	21,479	18,634	38,656	37,459

Less: Net income attributable to the noncontrolling interest	5,240	4,414	9,252	8,881

Net income attributable to Inter Parfums, Inc.	$16,239	$14,220	$29,404	$28,578

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.52	$0.46	$0.95	$0.92
Diluted	$0.52	$0.46	$0.94	$0.92

Weighted average number of shares outstanding:
Basic	31,080	31,005	31,058	30,991
Diluted	31,171	31,098	31,138	31,092

Dividends declared per share	$0.15	$0.13	$0.45	$0.39

Inter Parfums, Inc. News Release November 8, 2016	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$95,952	$176,967
Short-term investments	117,951	82,847
Accounts receivable, net	145,735	95,082
Inventories	105,304	98,346
Receivables, other	2,017	2,422
Other current assets	5,925	5,811
Income tax receivable	863	100
Deferred tax assets	9,804	7,182

Total current assets	483,551	468,757

Equipment and leasehold improvements, net	11,119	9,333

Trademarks, licenses and other intangible assets, net	202,308	201,335

Other assets	8,621	8,234

Total assets	$705,599	$687,659

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$22,886	$22,163
Accounts payable, trade	45,536	50,636
Accrued expenses	46,690	46,890
Income taxes payable	12,683	7,359
Dividends payable	4,665	4,035

Total current liabilities	132,460	131,083

Long-term debt, less current portion	61,858	76,443
Deferred tax liability	3,733	3,746

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,104,205 and 31,037,915 shares at September 30, 2016 and December 31, 2015, respectively	31	31
Additional paid-in capital	62,071	62,030
Retained earnings	403,858	388,434
Accumulated other comprehensive (loss)	(40,728)	(48,091)
Treasury stock, at cost, 9,880,058 common shares at September 30, 2016 and December 31, 2015, respectively	(36,817)	(36,817)

Total Inter Parfums, Inc. shareholders’ equity	388,415	365,587

Noncontrolling interest	119,133	110,800

Total equity	507,548	476,387

Total liabilities and equity	$705,599	$687,659